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Exhibit 1

ANNUAL INFORMATION FORM

The Toronto-Dominion Bank

Toronto-Dominion Centre
Toronto, Ontario, Canada
M5K 1A2

December 11, 2003

Documents Incorporated by Reference

Portions of the Annual Information Form ("AIF") are disclosed in the Annual Report to Shareholders for the year ended October 31, 2003 ("Annual Report") and are incorporated by reference into the AIF.

	Page Reference
	Annual Information Form	Incorporated by Reference from the Annual Report
CORPORATE STRUCTURE
Name and Incorporation	1
Intercorporate Relationships		90
GENERAL DEVELOPMENT OF THE BUSINESS
Three Year History	1	6-7, 19-30
Changes in Capitalization	1
NARRATIVE DESCRIPTION OF THE BUSINESS
Review of Business		10-17
Competition	2
Reorganizations	2
Number of Employees	2
SELECTED CONSOLIDATED FINANCIAL INFORMATION
Consolidated Balance Sheet	2	55, 87
Consolidated Statement of Operations		56
Consolidated Statement of Changes in Shareholders' Equity		57
Consolidated Statement of Cash Flows		58
Notes to Consolidated Financial Statements		59-89
Quarterly Results		96
Preferred Shares		69-70
Dividend Record	3	2, 70
Dividend Policy and Restrictions		43, 69-71
MANAGEMENT'S DISCUSSION AND ANALYSIS		9-53
MARKET FOR SECURITIES OF THE BANK
Market Listings	3
DIRECTORS AND OFFICERS
Directors and Board Committees of TD Bank	3	99-101
Executive Officers of TD Bank	5	102-103
Shareholdings of Directors and Executive Officers	5
Additional Disclosure for Directors and Executive Officers	5
ADDITIONAL INFORMATION	6

Caution regarding Forwarding-Looking Statements

        From time to time, TD makes written and oral forward-looking statements, including in this Annual Information Form, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding TD's objectives and strategies to achieve them, the outlook for TD's business lines, and TD's anticipated financial performance. Forward-looking statements are typically identified by words such as "believe", "expect", "may" and "could". By their very nature, these statements are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: the credit, market, liquidity, interest rate, operational and other risks discussed in the MD&A section in other regulatory filings made in Canada and with the SEC; general business and

i

economic conditions in Canada, the United States and other countries in which TD conducts business; the effect of changes in monetary policy; the degree of competition in the markets in which TD operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information TD receives on customers and counterparties; the timely development and introduction of new products and services in receptive markets; TD's ability to complete and integrate acquisitions; TD's ability to attract and retain key executives; reliance on third parties to provide components of TD's business infrastructure; technological changes; change in tax laws; unexpected judicial or regulatory proceedings; unexpected changes in consumer spending and saving habits; the possible impact on TD's businesses of international conflicts and terrorism; acts of God, such as earthquakes; and management's ability to anticipate and manage the risks associated with these factors and execute TD's strategies within a disciplined risk environment. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect TD's results. All such factors should be considered carefully when making decisions with respect to TD, and undue reliance should not be placed on TD's forward-looking statements. TD does not undertake to update any forward-looking statements, written or oral, that may be made from time to time by or on its behalf.

Financial Information

        Except as otherwise noted, all financial information is given at, or for the fiscal year ended, October 31, 2003. Amounts are expressed in Canadian dollars, unless otherwise noted.

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CORPORATE STRUCTURE

Name and Incorporation

        The Toronto-Dominion Bank, also referred to as "TD Bank" or "TD", and collectively with its subsidiaries referred to as "TD Bank Financial Group", a chartered bank subject to the provisions of the Bank Act of Canada (the "Bank Act"), was formed on February 1, 1955 through the amalgamation of The Bank of Toronto (chartered in 1855) and The Dominion Bank (chartered in 1869). TD's head office is located at Toronto-Dominion Centre, King Street West and Bay Street, Toronto, Ontario, M5K 1A2.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

        As at October 31, 2003, TD was the third largest Canadian bank in terms of market capitalization. From 2000 to 2003, TD's assets have grown on average 1.2% annually to a total of $273.5 billion at the end of fiscal 2003. TD Bank Financial Group offers a full range of financial products and services to approximately 13 million customers in Canada and around the world. TD Bank Financial Group is organized into three key businesses: personal and commercial banking including TD Canada Trust; wealth management including the global operations of TD Waterhouse; and a leading wholesale bank, TD Securities, operating in over 20 locations in key financial centres around the globe. For additional information on TD's businesses, see pages 19-30 of the Annual Report.

        Throughout fiscal 2000, the integration of Canada Trust was a major focus for TD, with most head office functions, the self-directed brokerage and the mutual fund operations all merged during the year. In fourth quarter of 2001, TD completed the integration of virtually all elements of TD and Canada Trust, including the integration of branches under the TD Canada Trust banner and the consolidation of our telephone and web banking services. The acquisition of Canada Trust was completed on February 1, 2000.

        On November 4, 2002, TD announced that it would split its corporate lending business into "core" business, which TD intends to continue, and "non-core" business, which TD intends to run off in a manner that maximizes shareholder value. The discussion under "Wholesale Banking — Review of Financial Performance 2002" on page 25 of the Annual Report contains additional information about the run off of the non-core loan portfolio and is incorporated by reference into this AIF.

        In the first half of fiscal 2003, TD restructured its international wealth management business of TD Waterhouse. Restructuring plans included: streamlining of TD Waterhouse International's United Kingdom operations; steps taken re. strategic initiatives such as joint ventures in India, Singapore, Hong Kong and Luxembourg; and the sale of TD Waterhouse discount brokerage operations in Australia.

        In April, 2003, TD announced the restructure of its U.S. equity options business. TD exited the options trading business in Philadelphia and San Francisco but will continue to have a strong presence on the Chicago and American stock exchanges.

        On October 31, 2003, TD acquired 57 Laurentian Bank branches in Ontario and Western Canada and their related regional and administrative support areas. The acquisition included a loan portfolio of approximately $2.0 billion and a deposit portfolio of approximately $1.9 billion. Laurentian Bank Visa card and mutual funds were excluded. The Laurentian Bank customers, branches and related support areas are in the process of being merged into TD Canada Trust.

Changes in Capitalization

        On February 3, 2003, TD redeemed all of its 6,000,000 outstanding Class A First Preferred Shares, Series K at a price of $25.00 per share for an aggregate redemption amount of $150 million.

        On February 3, 2003, TD redeemed all of its 2,000,000 outstanding Class A First Preferred Shares, Series L at a price of U.S.$25.00 per share for an aggregate redemption amount of U.S.$50 million.

        On February 3, 2003, TD issued 14,000,000 Class A First Preferred Shares, Series M at a price of $25.00 per share for gross proceeds of $350 million.

        On April 30, 2003, TD issued 8,000,000 Class A First Preferred Shares, Series N at a price of $25.00 per share for gross proceeds of $200 million.

        On May 1, 2003, TD redeemed all of its 7,000,000 outstanding Class A First Preferred Shares, Series G at a price of U.S.$25.00 per share for an aggregate redemption amount of U.S.$175 million.

        On May 20, 2003, TD issued $900,000,000 5.69% subordinated notes due June 3, 2018.

        On September 5, 2003, TD issued $1,000,000,000 4.54% subordinated notes due September 5, 2013.

NARRATIVE DESCRIPTION OF THE BUSINESS

Competition

        TD is subject to intense competition in all aspects and areas of its business from banks and other domestic and foreign financial institutions and from non-financial institutions, including retail stores that maintain their own personal credit programs and governmental agencies that make available loans to certain borrowers. Competition has increased in recent years in many areas in which TD operates, in substantial part because other types of financial institutions and other entities have begun to engage in activities traditionally engaged in only by banks. Many of these competitors are not subject to regulation as extensive as that under the Bank Act and, thus, may have competitive advantages over TD in certain respects.

Reorganizations

        In November, 2001, TD announced the successful completion of its tender offer, through its wholly owned subsidiary, TD Waterhouse Holdings, Inc., for all of the approximately 12% of the outstanding shares of TD Waterhouse Group, Inc.'s common stock that TD and TD Waterhouse Holdings, Inc. did not already own.

Number of Employees

        On October 31, 2003, TD had 41,934 full-time equivalent employees.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Consolidated Balance Sheet

        As at October 31, 2001, TD had $287,838 million in total assets.

        As at October 31, 2001, TD had the following liabilities:

Liabilities	2001 (millions)
Deposits	$193,914
Other	74,356
Subordinated Note and Debentures	4,892
Non-controlling interest in subsidiaries	1,272

Total	$274,434

Dividend Record

	2003	2002	2001
Dividends per Common Share	$1.16	$1.12	$1.09

MARKET FOR SECURITIES OF THE BANK

Market Listings

        TD's common stock is listed on:

    the Toronto Stock Exchange
    the New York Stock Exchange
    the Tokyo Stock Exchange

        TD's preferred stock, except the Class A First Preferred Shares, Series I, are listed on the Toronto Stock Exchange.

        The Preferred Shares, Series A of TD Mortgage Investment Corporation are listed on the Toronto Stock Exchange.

        The Capital Trust Securities — Series 2009 of TD Capital Trust are listed on the Toronto Stock Exchange.

        A number of deposit notes issued by TD and guaranteed notes issued by TD's wholly-owned subsidiaries are listed on one of:

    the London Stock Exchange
    the Irish Stock Exchange

DIRECTORS AND OFFICERS

Directors and Board Committees of TD Bank

        The following table sets forth for each director, as at December 11, 2003: municipality of residence; present principal occupation and business; the last major position or office with TD, if any; and the date each became a director of TD.

Director Name Municipality of Residence Principal Occupation	Director Since
Hugh J. Bolton Edmonton, Alberta Chair of the Board, EPCOR Utilities Inc. (integrated energy company)	April 2003
W. Edmund Clark Toronto, Ontario President and Chief Executive Officer of TD.	August 2000
Marshall A. Cohen Toronto, Ontario Counsel, Cassels Brock & Blackwell (barristers and solicitors).	February 1992

Director Name Municipality of Residence Principal Occupation	Director Since
Wendy K. Dobson Uxbridge, Ontario Professor and Director, Institute for International Business, Joseph L. Rotman School of Management, University of Toronto.	October 1990
Darren Entwistle Vancouver, British Columbia President and Chief Executive Officer, TELUS Corporation (telecommunications).	November 2001
Henry H. Ketcham Vancouver, British Columbia Chairman of the Board, President and Chief Executive Officer, West Fraser Timber Co. Ltd. (integrated forest products company).	January 1999
Pierre H. Lessard Town of Mount-Royal, Quebec President and Chief Executive Officer, METRO INC. (distributor of food products).	October 1997
Brian F. MacNeill Calgary, Alberta Chairman of the Board, Petro-Canada (integrated oil and gas company).	August 1994
Roger Phillips Regina, Saskatchewan Corporate Director and retired President and Chief Executive Officer, IPSCO Inc.	February 1994
Wilbur J. Prezzano Charleston, South Carolina Corporate Director and retired Vice Chairman, Eastman Kodak Company	April 2003
Edward S. Rogers Toronto, Ontario President and Chief Executive Officer, Rogers Communications Inc. (diversified communications).	August 1989
Helen K. Sinclair Toronto, Ontario Chief Executive Officer, BankWorks Trading Inc. (software and educational products).	June 1996
Donald R. Sobey Stellarton, Nova Scotia Chairman, Empire Company Limited (investment holding company).	October 1992

Director Name Municipality of Residence Principal Occupation	Director Since
Michael D. Sopko Oakville, Ontario Corporate Director and retired Chairman and Chief Executive Officer, Inco Limited	August 1992
John M. Thompson Toronto, Ontario Chairman of the Board of TD	August 1988
Richard M. Thomson Toronto, Ontario Retired Chairman and Chief Executive Officer of TD.	April 1971

        Except as hereinafter disclosed, all directors have held their positions or other executive positions with the same, predecessor or associated firms or organizations for the past five years. Prior to joining TD on February 1, 2000, Mr. W. Edmund Clark was President and Chief Executive Officer of CT Financial Services Inc., Canada Trustco Mortgage Company and The Canada Trust Company. Until December 20, 2002 when Mr. Clark became the President and Chief Executive Officer of TD, he was the President and Chief Operating Officer of TD. Prior to joining TELUS Corporation in July 2000, Mr. Darren Entwistle held various positions with Cable & Wireless Communications plc. Mr. Brian F. MacNeill was President and Chief Executive Officer of Enbridge Inc. (formerly IPL Energy Inc.) from April 1991 and stepped down as President in September 2000 and as Chief Executive Officer in January 2001. Mr. Roger Phillips retired as President and Chief Executive Officer of IPSCO Inc. in January 2002. Dr. Michael D. Sopko retired as Chief Executive Officer of Inco Limited on April 25, 2001 and as its Chairman on April 17, 2002. Mr. John M. Thompson was the Vice Chairman of the Board of IBM Corporation from August 2000 until his retirement in September 2002, and prior to that held various senior executive positions with IBM. Mr. Donald R. Sobey was also a director of TD from May 1978 to January 1992. Each director will hold office until the next annual meeting of shareholders of TD, which is scheduled for March 25, 2004. Information concerning the nominees proposed by management for election as directors at the meeting will be contained in the proxy circular of TD in respect of the meeting.

Executive Officers of TD Bank

        As at December 11, 2003, executive officers of TD are Mr. W. Edmund Clark, Ms. Andrea S. Rosen, and Messrs. Robert E. Dorrance, Fredric J. Tomczyk, Bernard T. Dorval, William H. Hatanaka, Robert F. MacLellan and Frank J. Petrilli.

Shareholdings of Directors and Executive Officers

        As at December 11, 2003, the directors and executive officers of TD as a group beneficially owned, directly or indirectly, or exercised control or direction over, less than one percent of the outstanding common shares of TD.

Additional Disclosure for Directors and Executive Officers

        To the best of our knowledge, having made due inquiry, TD confirms that, as at December 11, 2003:

  (i)
  in the last ten years, no director or executive officer of TD is or has been a director or officer of another issuer that, while that person was acting in that capacity, (a) was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemptions under Canadian securities legislation for a period of more than 30 consecutive days or (b) became bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromises with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except Mr. Pierre Lessard who was a director of CINAR Corporation at the time its shares were suspended from trading on the Toronto Stock Exchange for more than 30 consecutive days and were delisted from the Toronto Stock Exchange and the NASDAQ due to the inability of CINAR Corporation to meet continued listing requirements, and Mr. Edward Rogers who was a director of Excite@Home Corporation at the time it filed for relief under Chapter 11 of the U.S. Bankruptcy Code in the fall of 2001;

  (ii)
  no director or executive officer of TD has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority. No director or executive officer has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision;

  (iii)
  no director or executive officer of TD nor any personal holding company controlled by such person has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer; and

  (iv)
  no director or executive officer has any direct or indirect material interest in respect of any matter that has materially affected or will materially affect TD or any of its subsidiaries.

ADDITIONAL INFORMATION

        TD will provide to any person or company upon request to the Executive Vice President, General Counsel and Secretary of TD at the head office of TD: (a) when the securities of TD are in the course of distribution pursuant to a short form prospectus or a preliminary short form prospectus which has been filed in respect of a proposed distribution of its securities, (i) one copy of this Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in this Annual Information Form, (ii) one copy of the comparative financial statements of TD for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditors, and one copy of the most recent interim financial statements of TD, if any, filed for any period after the end of its most recently completed financial year, (iii) one copy of the proxy circular of TD in respect of its most recent annual meeting of shareholders that involved the election of directors, and (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or (b) at any other time, one copy of any documents referred to in (a)(i), (ii) and (iii) above, provided TD may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of TD.

        Additional information, including directors' and officers' remuneration and indebtedness, principal holders of TD's securities, options to purchase securities and interests of insiders in material transactions, if applicable, is contained in TD's proxy circular for its most recent annual meeting of shareholders that involved the election of directors. Additional financial information is provided in TD's comparative financial statements for its most recently completed financial year, which at the date hereof, was the year ended October 31, 2003. TD's comparative financial statements for the year ended October 31, 2003 are contained in the Annual Report.

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CORPORATE STRUCTURE
GENERAL DEVELOPMENT OF THE BUSINESS
NARRATIVE DESCRIPTION OF THE BUSINESS
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MARKET FOR SECURITIES OF THE BANK
DIRECTORS AND OFFICERS